Exhibit 6.9

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of the ___ day of _________, 2016 (the “Effective Date”), between HC GOVERNMENT REALTY TRUST, INC., a Maryland Company (the “Company”), and _____________, an individual (“Director”).

RECITALS:

A.           It is essential to the Company to attract and retain the most capable persons available to serve on the board of directors of the Company (the “Board”).

B.           The Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Service as Director.  Director will serve as a director of the Company in accordance with the Company’s charter and by-laws, as each may be amended, and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company.  In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act (i) honestly and in good faith, (ii) in a manner he reasonably believes to be in the best interests of the Company, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

2.           Compensation and Expenses.

(a)           Board Compensation.  For the services provided to the Company as a director, as adjusted in accordance with Section 2(c), the Director will be entitled to the foregoing compensation for the term of this Agreement:

(i)           an initial grant of 4,000 shares of restricted common stock of the Company as of the Effective Date and additional grants of restricted common stock as of the date of the Director’s reelection to the Board (as applicable), as determined by the Board, with each such grant vesting as of end of the applicable term, provided Director is still serving as a director of the Company as of the end of such term;

(ii)           a meeting fee equal to $1,500.00 for any meeting of the Board or of any committee of the Board that the Director attends in person; and

(iii)          a meeting fee equal to $250.00 for any meeting of the Board or of any committee of the Board that the Director attends by telephone or other electronic media.

(b)           Expenses.  Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, in accordance with its then effective expense reimbursement policies, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the Director’s attendance at any meetings of the Board or of any committee of the Board.

(c)           Other Benefits.  The Board (or its designated Committee) may from time to time authorize compensation applicable to subsequent terms of this Agreement, as well as additional compensation and benefits for Director, including additional awards under any stock incentive, stock option, stock compensation or long term incentive plan of the Company, including, without limitation, the [HC Government Realty Trust, Inc. Long Term Incentive Plan] (the “2016 Plan”) or any other plan that may later be established by the Company; provided, however, that nothing contained in this Agreement shall be interpreted or construed to require the Company to implement or, having implemented, maintain, any such plan, including without limitation the 2016 Plan; and provided, further, that Director agrees to abstain from voting either as a director of the Company or as a member of any such Committee with respect to any proposal that he be the recipient of any such additional compensation or benefits, including without limitation the grant of additional shares of restricted common stock pursuant to Section 2(a)(i) hereof.

(d)           Piggy-Back Qualification Rights.  If an Initial Listing (as defined below) has not occurred by the fourth anniversary of the Effective Date, then from and after such fourth anniversary, the Director shall have the following “piggy-back” rights relative to offerings of the Company’s securities made pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”).

(i) If the company proposes to file an Offering Statement on Form 1-A pursuant to Regulation A promulgated under the Securities Act with respect to an equity offering by the Company for its own account or for the account of any of its respective securityholders of any class of security (other than any Offering Statement filed by the Company in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders), then the Company shall give written notice of such proposed filing to the Director as soon as practicable (but in no event less than ten (10) days before the anticipated filing date), and such notice shall offer the Director the opportunity to qualify all, but not less than all the Director’s then vested restricted shares of common stock (a “Piggy-Back Qualification”). The Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering or the managing placement agent (or analogous participant) of a proposed best efforts offering to permit the Director’s shares requested to be included in a Piggy-Back Qualification to be included on the same terms and conditions as any similar securities of the Company included therein.

(ii)  Notwithstanding anything contained herein, if in the opinion of the managing underwriter or underwriters or placement agent of an offering described in Section 2(d)(ii) hereof, the (i) size of the offering that the Director, the Company and such other Persons intend to make or (ii) kind of securities that the Director, the Company and/or any other Persons intend to include in such offering are such that the success of the offering would be adversely affected by inclusion of the Director’s shares requested to be included, then (A) if the size of the offering is the basis of such underwriter’s or placement agent’s opinion, the amount of securities to be offered for the account of the Director shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters or placement agent; provided that, in the case of a Piggy-Back Qualification, if the securities are being offered for the account of other Persons as well as the Company, then with respect to the Director’s shares intended to be offered, the proportion by which the amount of such class of securities intended to be offered by the Director is reduced shall not exceed the proportion by which the amount of such class of the securities intended to be offered by such other Persons is reduced; and (B) if the combination of the securities to be offered is the basis of such underwriter’s or placement agent’s opinion, (x) the Director’s shares to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)) or (y) if the actions described in clause (x) would, in the judgment of the managing underwriter or underwriters or placement agent, be insufficient to substantially eliminate the adverse effect that inclusion of the Director’s shares requested to be included would have on such offering, such Director’s Shares will be excluded from such offering.

(iii) “Initial Listing” shall mean the initial listing of the Company’s common stock for trading on the New York Stock Exchange, NYSE MKT, NASDAQ Stock Exchange, or any other national securities exchange.

3.           Term.  This Agreement shall remain in effect for the Director’s initial term pursuant to the charter and by-laws of the Company and shall automatically renew upon each reelection of Director to the Board.

4.           D&O Insurance; Right to Indemnification.  The Company shall provide directors’ and officers’ liability insurance coverage to Director in accordance with the Indemnification Agreement attached hereto as Exhibit A (the “Indemnification Agreement”). Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company in accordance with the Indemnification Agreement and to the fullest extent permitted by the Company’s charter and by-laws (as such documents may be amended from time to time), the Maryland General Company Law, as amended from time to time and other applicable law.

5.           Amendments and Waiver.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

6.           Binding Effect.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns.

7.           Severability.  The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

8.           Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

9.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

10.         Miscellaneous.  This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

[Remainder of page intentionally left blank; signatures appear on following pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

COMPANY:

HC Government Realty Trust, Inc.,
a Maryland Company

By:            ________________________
Name:       ________________________
Title:         ________________________

DIRECTOR:

___________________________
_____________, an individual

[Signature page to Independent Director Agreement – HC Government Realty Trust, Inc.]

EXHIBIT A

Indemnification Agreement

[See Attached]